Exhibit 99.1

CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	Business Development Corporation of America
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

Business Development Corporation of America Reports Third Quarter 2011 Results

New York, NY, November 16, 2011 ˗ Business Development Corporation of America (“BDCA” or the “Company”) announced on November 14, 2011, its operating results for the quarter ended September 30, 2011.

“The release of BDCA’s Form 10-Q for the quarter ended September 30, 2011, continues to demonstrate the dynamic growth of BDCA, our business development corporation focused on the middle market,” said Peter Budko, Chief Executive of BDCA’s advisor.  “Our net investment income from our portfolio of 13 loans exceeded our dividends declared for the period, and our per share valuation increased by 3.4% from $8.65 to $8.94.  Our dividend remains at 8.11% on a $10 share.  Since quarter end we have purchased nine additional investments for $3.3 million against a “face value” of $3.8 million in industries including telecom, auto manufacturing, gaming, retail, computer software, oil and gas exploration and utilities.  In addition to co-investing with other relationships, we continue to co-invest with Main Street Capital (NYSE: MAIN) as well as utilize our line of credit which Main Street provided to acquire these recent investments as well as our earlier investments.”

“We continue to evaluate a substantial number of opportunities to assist middle market companies grow by providing needed capital to this underserved market, as traditional regional and local bank lenders continue to be sidelined or have given up the business altogether.  At a time when America’s growth is positioned to accelerate, the capital to fuel that growth remains scarce.  As a result, BDCA is able to generate attractive risk adjusted returns for our investors,” offered Bob Grunewald, Chief Investment Officer of BDCA’s advisor.

“Our management team continues to outperform and exceed our expectations,” said Nicholas Schorsch, Chairman of the Board of BDCA.  “This is not surprising, because unlike a number of other non-traded BDCs, our fund is externally managed by a team of skilled professionals singularly dedicated to the success of BDCA; they have no conflicting loyalties, can buy the best deals in the market, can co-invest and can operate at a lower cost to shareholders since we operate under a single-tiered structure with no additional sub-advisor fees.  This structure will allow for a more fluid exit were we to exit onto an exchange.”

STATEMENTS OF ASSETS AND LIABILITIES

	September 30, 2011	December 31, 2010
	(Unaudited)
ASSETS

Investments, at fair value (cost of $4,641,052 and $0, respectively)	$4,641,052	$—
Cash and cash equivalents	435,108	754
Interest receivable	50,008	—
Due from affiliate	750,581	1,175,806
Deferred credit facility financing costs, net	62,500	—
Prepaid expenses and other assets	42,930	—
Total assets	$5,982,179	$1,176,560

LIABILITIES
Revolving credit facility	$2,200,000	$—
Accounts payable and accrued expenses	276,701	984,439
Interest and credit facility fees payable	6,761	—
Stockholder distributions payable	25,857	—
Total liabilities	$2,509,319	$984,439

Preferred stock, $.001 par value, 50,000,000 shares authorized, none issued and outstanding	$—	$—
Common stock, $.001 par value, 450,000,000 and 100,000,000 shares authorized respectively 388,412 and 22,222 shares issued and outstanding, respectively	388	22
Capital in excess of par value	3,495,326	199,978
Accumulated distributions in excess of net investment income	(22,854)	(7,879)
Net assets	3,472,860	192,121

Total liabilities and net assets	$5,982,179	$1,176,560

Net asset value per share	$8.94	$8.65

STATEMENTS OF OPERATIONS
 (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,	For the Period from May 5, 2010 (Date of Inception) to September 30,
	2011	2010	2011	2010

Investment income:
Interest from investments	$61,634	$—	$61,634	$—
Interest from cash and cash equivalents	87	—	87	—
Total investment income	61,721	—	61,721	—

Operating expenses:
Contract termination fee	320,000	—	320,000	—
Interest and credit facility financing expenses	25,839	—	50,839	—
Organization expenses	—	7,738	—	7,738
Management fees	6,739	—	6,739	—
Incentive fees	37,209	—	37,209	—
General & administrative	100,499	10	250,663	10
Expenses before expense waivers and reimbursements	490,286	7,748	665,450	7,748
Waiver of management and incentive fees	(43,948)	—	(43,948)	—
Expense support reimbursement	(570,663)	—	(570,663)
Total expenses net of expense waivers and reimbursements	(124,325)	7,748	50,839	7,748

Net investment income (loss)	186,046	(7,748)	10,882	(7,748)

Net increase (decrease) in net assets resulting from operations	$186,046	$(7,748)	$10,882	$(7,748)

Weighted average - basic and diluted earnings (loss) per common share	$1.26	$(0.35)	$0.17	$(0.35)

Weighted average common stock outstanding - basic and diluted	147,578	22,222	64,466	22,222

A registration statement relating to the common stock of BDCA was filed with and has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”). These securities have not been approved or disapproved by the SEC or any state securities commission, nor have they passed upon the accuracy or adequacy of the prospectus. The offering of BDCA’s common stock is being made solely by means of a written prospectus forming part of the effective registration statement. The prospectus, which is available at http://www.sec.gov or may be obtained by calling 1-888-518-8073, contains additional information about BDCA. The prospectus should be read carefully by an investor before investing. Investors are advised to consider the investment objective, risks, charges and expenses of BDCA carefully before investing. This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors.

To arrange interviews with American Realty Capital executives, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.